Exhibit 10.1

POWERSECURE INTERNATIONAL, INC.

Summary Sheet of Compensation Paid to Non-Employee Directors

Cash Retainer:	$50,000 per year

Board Chairman Fees:	$15,000 per year

Committee Chairman Fees:	$15,000 per year

Committee Retainer:	$7,500 per year, per Committee

Restricted Stock Grants:	New Directors: Upon initial election or appointment, a number of restricted shares of Common Stock equal to $50,000 divided by the closing sale price of the Common Stock on the date of initial election or appointment as reported by the New York Stock Exchange, vesting on the third anniversary of election or appointment

Continuing Directors: On the date of each Annual Meeting of Stockholders, a number of restricted shares of Common Stock equal to $50,000 divided by the closing sale price of the Common Stock on the date of initial election or appointment as reported by the New York Stock Exchange, vesting in four equal quarterly installments commencing three months after the Annual Meeting